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As filed with the Securities and Exchange Commission on September 30, 2003

Registration No. 333-108644

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

FEI COMPANY
(Exact name of registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation or organization)	93-0621989 (I.R.S. Employer Identification Number)
5350 NE Dawson Creek Drive Hillsboro, Oregon 97124-5793 (503) 726-7500 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Vahé A. Sarkissian
Chief Executive Officer, President and Chairman of the Board of Directors
FEI Company
5350 NE Dawson Creek Drive
Hillsboro, Oregon 97124-5793
(503) 726-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John A. Fore
N. Anthony Jeffries
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Zero Coupon Convertible Subordinated Notes due June 15, 2023	$150,000,000	113.56%	$170,340,000	$13,781(2)

Common Stock, no par value	5,528,527	(3)	(3)	(4)

(1)
Estimated solely for the purpose of calculating the registration fee, based on the average of the bid and ask prices for the registrant's notes on September 3, 2003 in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(2)
Previously paid.

(3)
Includes 5,528,527 shares of common stock issuable upon conversion of the notes at an initial conversion price of $27.132. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby also includes such indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(4)
Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2003

$150,000,000

        Zero Coupon Convertible Subordinated Notes due June 15, 2023, First Putable on June 15, 2008, and the Shares of Common Stock Issuable Upon Conversion of the Notes

        We issued the notes in a private placement in June 2003. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of the notes. We will not receive any proceeds from the resale of the notes or the sale of the shares of common stock issuable upon conversion of the notes.

        The notes mature on June 15, 2023 and are first putable on June 15, 2008.

        You may convert the notes into shares of our common stock, if any of the following conditions is satisfied:

  •
  the closing sale price of our common stock on the last trading day of the immediately preceding fiscal quarter is more than 120% of the conversion price per share of our common stock on such trading day;

  •
  we have called the notes for redemption;

  •
  the average of the trading prices of the notes for any five consecutive trading day period is less than 100% of the average of the conversion values of the notes during that period, subject to certain limitations; or

  •
  we make certain significant distributions to holders of our common stock or we enter into specified corporate transactions.

        The initial conversion price of the notes equals $27.132 per share, subject to adjustments for certain events. This initial conversion price is equivalent to a conversion rate of approximately 36.8568 shares of common stock per $1,000 principal amount of notes. At this conversion price, if all notes were converted into shares of our common stock, we would issue 5,528,527 shares of common stock. Upon conversion, we may elect to deliver cash in lieu of any shares of common stock or a combination of cash and shares.

        You may require us to repurchase for cash all or part of your notes on June 15, 2008, at a price equal to 100.25% of the principal amount of the notes being repurchased, or on June 15, 2013 or June 15, 2018, or upon a change in control at a price equal to 100% of the principal amount of the notes being repurchased.

        We may redeem for cash all or part of the notes on June 15, 2008 at a price equal to 100.25% of the principal amount of the notes being redeemed. After June 15, 2008, we may redeem for cash all or part of the notes at a price equal to 100% of the principal amount of the notes being redeemed.

        The notes are subordinated to our existing and future senior indebtedness and effectively subordinated to all indebtedness and other liabilities of our subsidiaries. Our common stock is quoted on The Nasdaq National Market under the symbol FEIC. The last reported bid price of our common stock on September 5, 2003 was $26.56 per share. The notes are not listed on any securities exchange or included in any automated quotation system.

        THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 4.

        Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003.

TABLE OF CONTENTS

SUMMARY	1
THE OFFERING	2
RISK FACTORS	4
FORWARD-LOOKING STATEMENTS	17
USE OF PROCEEDS	18
RATIO OF EARNINGS TO FIXED CHARGES	18
DESCRIPTION OF THE NOTES	19
DESCRIPTION OF CAPITAL STOCK	40
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	43
SELLING SECURITYHOLDERS	48
PLAN OF DISTRIBUTION	50
LEGAL MATTERS	52
EXPERTS	52
WHERE YOU CAN FIND MORE INFORMATION	53

        You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized anyone to provide you with any different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate as of the date on the front of this prospectus.

SUMMARY

        The following summary may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information to which we refer you and the information incorporated by reference, before making an investment decision. When used in this prospectus, the terms "FEI Company," "we," "our" and "us," refer to FEI Company and its consolidated subsidiaries, unless otherwise specified.

FEI Company

        We are a leading supplier of solutions that enable three-dimensional imaging, analysis and manipulation of structures at a nanoscale. We serve the semiconductor, data storage and scientific research and industrial markets where decreasing feature sizes and the need for sub-surface, structural information drive the need for our equipment and services. Our solutions are based on a combination of patented and proprietary technologies that excel in providing capabilities to view, measure, analyze, and modify physical structures at resolutions down to the atomic, or nanometer, scale. Our products support a new era of innovation known as nanotechnology and help our customers to develop products faster, control manufacturing processes better, and understand the structure of a variety of complex substances.

        We refer to our comprehensive suite of products for three-dimensional structural process measurement and analysis as Structural Process Management solutions. These solutions are deployed through our core technologies that include focused ion beam (FIB) equipment, scanning electron microscopes (SEMs), transmission electron microscopes (TEMs), and DualBeam systems, which combine a FIB and SEM on a single platform, as well as secondary ion mass spectrometry systems (SIMS systems) and stylus nano-profilometry imaging systems (SNP systems). The development of these solutions has been driven by our strong technology base that includes an extensive patent portfolio and the technical expertise and knowledge of approximately 320 research and development personnel worldwide.

        In the semiconductor market, our business is driven by shrinking line widths and process nodes to 0.13 micron and below, the increasing use of multiple layers of new materials such as copper and low-k dielectrics, the increase in wafer size to 300 millimeters in diameter, increasing device complexity, shortening product life cycles and technology shifts to complete systems on a chip. Our products are used throughout the development and manufacturing cycles for semiconductors. Our systems enable mask repair, three-dimensional wafer metrology, defect analysis, root cause failure analysis and circuit edit for modifying device structures.

        In the data storage market, our business is driven by rapidly increasing storage densities that require smaller Giant Magneto-Resistive, or GMR, heads, thinner geometries and materials that increase the complexity of device structures, as well as the requirements of manufacturers to more rapidly trim read/write heads to 0.1 micron and below. Our products offer capabilities for process and device geometry control and enable data storage manufacturers to produce next-generation products with greater precision without incurring the costs of retooling their production lines. These include three-dimensional metrology for GMR thin film head processing and FIB trimming of GMR heads in the manufacturing process to enable smaller-sized thin film heads.

        In the scientific research and industrial markets, our business is driven by advances in materials science and structural biology. In materials science, our solutions provide researchers and manufacturers near-atomic level resolution and permit analysis of advanced products. In structural biology, our solutions enable cell biologists and drug researchers to understand protein sequencing and the location and function of specific DNA-generated proteins within cells. Our products' ultra-high resolution imaging allows cell biologists to create detailed three-dimensional reconstructions of complex biological structures, enabling them to map proteins within cells.

        We sell our products to a geographically diverse base of customers in the semiconductor, data storage and scientific research and industrial markets. To date, we have a total worldwide installed base of over 6,000 systems.

        We were incorporated in the state of Oregon in 1971. The mailing address of our principal executive offices is 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793 and our telephone number is (503) 726-7500. We maintain an Internet web site at www.feicompany.com. Our web site is not part of this prospectus.

THE OFFERING

        The following is a brief summary of some of the terms of the notes that may be offered for resale with this prospectus. For a more complete description of the term of the notes, see the section titled "Description of the Notes" in this prospectus.

Securities offered	$150,000,000 aggregate principal amount of zero coupon convertible subordinated notes due June 15, 2023, first putable June 15, 2008.
Interest	The interest rate on the notes is zero unless specified defaults under the registration rights agreement occur. See "Description of the Notes—Registration Rights." The notes do not accrete interest.
Maturity date	June 15, 2023.
Conversion
The notes are convertible into shares of our common stock, subject to the conditions described herein, at an initial conversion price of $27.132 per share, subject to adjustments for certain events. The initial conversion price is equivalent to a conversion rate of approximately 36.8568 shares of common stock per $1,000 principal amount of notes. Upon conversion, we may elect to deliver cash in lieu of shares of common stock or a combination of cash and shares of common stock as described in this prospectus.
You may surrender your notes for conversion if any of the following conditions is satisfied:
•
the closing sale price of our common stock on the last trading day of the immediately preceding fiscal quarter is more than 120% of the conversion price per share of our common stock on such trading day;
• we have called the notes for redemption;
•
the average of the trading prices of the notes for any five consecutive trading day period is less than 100% of the average of the conversion values of the notes during that period; provided, however, that no notes may be converted based on the satisfaction of this condition during the six month period immediately preceding each specified date on which the holders may require us to repurchase their notes (for example, with respect to the June 15, 2008 put date, the notes may not be converted from December 15, 2007 to June 15, 2008) if on any day during such five consecutive trading day period, the closing sale price of our common stock is between the conversion price and 120% of the conversion price; or
• we make certain significant distributions to our holders of common stock or we enter into specified corporate transactions.
See "Description of the Notes—Conversion of Notes."

Optional redemption
We may redeem for cash all or part of the notes on June 15, 2008 at a price equal to 100.25% of the principal amount of the notes being redeemed. After June 15, 2008, we may redeem for cash all or part of the notes at a price equal to 100% of the principal amount of the notes being redeemed. See "Description of the Notes—Optional Redemption by FEI."
Purchase at holder's option on specified dates
You may require us to repurchase all or part of your notes for cash on June 15, 2008, at a price equal to 100.25% of the principal amount of the notes being repurchased. In addition, you may require us to repurchase all or part of your notes for cash on June 15, 2013 and June 15, 2018 at a price equal to 100% of the principal amount of the notes. See "Description of the Notes—Purchase of Notes at Your Option on Specified Dates."
Purchase at holder's option upon a change in control
You may require us to repurchase your notes upon the occurrence of a change in control in cash at 100% of the principal amount of the notes, subject to certain limitations. See "Description of the Notes—Purchase of Notes at Your Option upon a Change in Control."
Ranking
The notes are subordinated to our senior indebtedness. As of June 29, 2003, we had no senior indebtedness outstanding, $145 million of convertible notes that rank equally with the notes and our subsidiaries had approximately $75.3 million of outstanding indebtedness and other liabilities (excluding intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles) to which the notes effectively are subordinated. The terms of the indenture under which the notes are issued do not limit our ability to incur additional indebtedness, senior or otherwise.
Use of proceeds	We will not receive any proceeds from the resale of the notes or the sale of the shares of common stock issuable upon conversion of the notes.
Trading	Our common stock is traded on The Nasdaq National Market under the symbol "FEIC."

        THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION IN THE SECTION TITLED "RISK FACTORS" ON PAGE 4 AND ALL OTHER INFORMATION INCLUDED IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE.

RISK FACTORS

        Our business faces significant risks. The risks described below may not be the only risks we face. Additional risks of which we do not yet know or that we currently think are immaterial also may impair our business operations. If any of the events or circumstances described in the following risks actually occur, our business, financial condition or results of operations could suffer, and the trading price of our common stock and the notes offered by this prospectus could decline.

Risks Related to Our Business

We cannot be certain that we will be able to compete successfully in our highly competitive industries.

        The industries in which we operate are intensely competitive. Established companies, both domestic and foreign, compete with each of our product lines. Many of our competitors have greater financial, engineering, manufacturing and marketing resources than we do. A substantial investment is required by customers to install and integrate capital equipment into a production line. As a result, once a manufacturer has selected a particular vendor's capital equipment, we believe that the manufacturer generally relies upon that equipment for a specific production line or process control application and frequently will attempt to consolidate its other capital equipment requirements with the same vendor. Accordingly, if a particular customer selects a competitor's capital equipment, we expect to experience difficulty selling to that customer for a significant period of time. Our ability to compete successfully depends on a number of factors both within and outside our control, including:

  •
  Price;

  •
  Product quality;

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  Breadth of product line;

  •
  System performance;

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  Cost of ownership;

  •
  Global technical service and support; or

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  Success in developing or otherwise introducing new products.

        We cannot be certain that we will be able to compete successfully on these or other factors in the future.

The loss of one or more of our key customers would result in the loss of net revenues.

        A relatively small number of customers account for a large percentage of our net revenues. Our business will be seriously harmed if we do not generate as much revenue as we expect from these customers, if we experience a loss of any of our significant customers or if we suffer a substantial reduction in orders from these customers. Our ability to continue generating revenues from our key customers will depend on our ability to introduce new products acceptable to these customers.

Because we do not have long-term contracts with our customers, our customers may stop purchasing our products at any time, which would adversely affect our results of operations.

        We do not have long-term contracts with our customers. Accordingly:

  •
  Customers can stop purchasing our products at any time without penalty;

  •
  Customers are free to purchase products from our competitors;

  •
  We are exposed to competitive price pressure on each order; and

  •
  Customers are not required to make minimum purchases.

        If we do not succeed in obtaining new sales orders from existing customers, it will have a negative impact on our results of operations.

We rely on a limited number of parts, components and equipment manufacturers. Failure of any of these suppliers to perform in a timely or quality manner could negatively impact revenues.

        Failure of critical suppliers of parts, components and manufacturing equipment to deliver sufficient quantities to us in a timely and cost-effective manner could negatively affect our business. We currently use numerous vendors to supply parts, components and subassemblies for the manufacture and support of our products. Some key parts, however, may be obtained only from a single supplier or a limited group of suppliers. In particular, we rely on Philips ETG for our supply of mechanical parts and subassemblies and Nu-Way Electronics, Inc. as a sole source for some of our electronic subassemblies. As a result of this concentration of key suppliers, our results of operations may be materially and adversely affected if we do not timely and cost-effectively receive a sufficient quantity of parts to meet our production requirements or if we are required to find alternative suppliers for these supplies. We may not be able to expand our supplier group or to reduce our dependence on single suppliers. From time to time, we have experienced supply constraints with respect to the mechanical parts and subassemblies produced by Philips ETG. If Philips ETG is not able to supply our requirements, these constraints may affect our ability to deliver products to customers in a timely manner, which could have an adverse effect on our results of operations.

        We rely on a limited number of equipment manufacturers to develop and supply the equipment we use to manufacture our products. The failure of these manufacturers to develop or deliver equipment on a timely basis could have a material adverse effect on our business and results of operations. In addition, as a result of the small number of equipment suppliers, we may be more exposed to future cost increases for this equipment.

The loss of key management or our inability to attract and retain sufficient numbers of managerial, engineering and other technical personnel could have a material adverse effect on our business.

        Our continued success will depend, in part, upon key managerial, engineering and technical personnel as well as our ability to continue to attract and retain additional personnel. In particular, we depend on our Chairman, President and Chief Executive Officer, Vahé A. Sarkissian. The loss of key personnel could have a material adverse effect on our business, prospects, financial condition or operating results. We may not be able to retain our key managerial, engineering and technical employees. Our growth will be dependent on our ability to attract new highly skilled and qualified technical personnel, in addition to personnel that can implement and monitor our financial and managerial controls and reporting systems. Attracting qualified personnel is difficult, and we cannot assure you that our recruiting efforts to attract and retain these personnel will be successful. In particular, our product generation efforts depend on hiring and retaining qualified engineers. In addition, experienced management and technical, marketing and support personnel in the information technology industry are in high demand and competition for their talents is intense.

Philips Business Electronics International B.V. will have significant influence on all company shareholder votes and may have different interests than other shareholders.

        As of August 15, 2003, Philips Business Electronics International B.V., or PBE, owned approximately 25% of our outstanding common stock. As a result, PBE has significant influence on matters submitted to our shareholders for approval, including proposals regarding:

  •
  Any merger, consolidation or sale of all or substantially all of our assets;

  •
  The election of members of our board of directors; and

  •
  A change of control.

        In addition to its significant influence, PBE's interests may be significantly different from the interests of other owners of our common stock, holders of our options to purchase common stock and holders of our debt securities.

Our business and financial results for a particular period could be materially and adversely affected if orders are canceled or rescheduled or if an anticipated order for even one system is not received in time to permit shipping during the period.

        Customers are able to cancel or reschedule orders, generally with limited or no penalties, depending on the stage of the build cycle we have completed. The amount of purchase orders at any particular date, therefore, is not necessarily indicative of sales to be made in any succeeding period. In addition, we derive a substantial portion of our net sales in any fiscal period from the sale of a relatively small number of high-priced systems. As a result, the timing of revenue recognition for a single transaction could have a material effect on our sales and operating results for a particular fiscal period. We did not have significant order cancellations for the year ended December 31, 2002 and the thirteen weeks ended June 29, 2003.

Variations in the amount of time it takes for us to sell our systems may cause fluctuations in our operating results, which could negatively impact our stock price.

        Historically, we have experienced long and unpredictable sales cycles. Variations in the length of our sales cycles could cause our net sales, and therefore our business, financial condition, operating results and cash flows, to fluctuate widely from period to period. These variations will be based upon factors partially or completely outside of our control. The factors that could affect the length of time it takes us to complete a sale depend upon many elements, including:

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  The efforts of our sales force and our independent sales representatives;

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  The history of previous sales to a customer;

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  The complexity of the customer's manufacturing processes;

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  The economic environment;

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  The internal technical capabilities and sophistication of the customer; or

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  The capital expenditure budget cycle of the customer.

        As a result of these and a number of other factors that could influence sales cycles with particular customers, the period between initial contact with a potential customer and the time when we recognize revenue from that customer, if ever, may vary widely. Our sales cycle could typically take up to twelve months. Sometimes our sales cycle is much longer. For instance, during the recent economic downturn and when sales have involved developing new applications for a system or technology, our sales cycle has been significantly extended. To complete sales during an economic downturn or sales involving new applications or technologies, for example, we could commit substantial resources to our sales efforts before receiving any revenue and may never receive any revenue from a customer despite these sales efforts which could have a negative impact on our revenues.

        In addition to lengthy and sometimes unpredictable sales cycles, the build cycle, or the time it takes us to build a product to customer specifications, typically ranges from one to six months. During this period, the customer may cancel the order, although generally we will receive a cancellation fee based on the stage of the build cycle reached.

        For many of our products, after a customer has purchased one of our systems, we provide an acceptance period during which the customer may evaluate the performance of the system and potentially reject the system. In addition, customers often evaluate the performance of our systems for a lengthy period before purchasing any additional systems. The number of additional products a customer may purchase, if any, often depends on many factors that are difficult to accurately predict, including a customer's capacity requirements and changing market conditions for our products. As a result of these evaluation periods and other factors, the period between a customer's initial purchase and subsequent purchases, if any, often will vary widely, and variations in length of this period could cause further fluctuations in our operating results.

We depend on the data storage, semiconductor and scientific research industries. Cyclicality in these markets may affect our business.

        Our business depends in large part upon the capital expenditures of data storage, semiconductor and scientific research customers, which accounted for the following percentages of our net sales (product and service) for the periods indicated:

	Year Ended December 31,			Twenty-Six Weeks Ended
	2000	2001	2002	June 30, 2002	June 29, 2003
Data storage	11%	12%	5%	8%	5%
Semiconductor	51%	42%	44%	42%	45%
Scientific Research and Industrial	38%	46%	51%	50%	50%

        The data storage, semiconductor and scientific research industries are cyclical. These industries have experienced significant economic downturns at various times in the last decade, characterized by diminished product demand, accelerated erosion of average selling prices and production overcapacity. A downturn in one or more of these industries, or the businesses of one or more of our customers, could have a material adverse effect on our business, prospects, financial condition and operating results.

        The current global downturn in general economic conditions and in the markets for our customers' products is resulting in a reduction in demand for some of our products. We have experienced the effects of the global economic downturn in many areas of our business. During this downturn and any subsequent downturns we cannot assure you that our sales or margins will not decline. As a capital equipment provider, our revenues depend in large part on the spending patterns of customers, who often delay expenditures or cancel orders in reaction to variations in their businesses or general economic conditions. Because a high proportion of our costs are fixed, we have a limited ability to reduce expenses quickly in response to revenue shortfalls. In a prolonged economic downturn, we may not be able to reduce our significant fixed costs, such as continued investment in research and development or capital equipment requirements. In addition, during the economic downturn, we have experienced delays in collecting receivables, which may impose constraints on our working capital.

Our customers may be adversely affected by rapid technological change and we may be unable to introduce new products on a timely basis.

        The data storage, semiconductor and scientific research industries experience rapid technological change and new product introductions and enhancements. Our ability to remain competitive depends in part upon our ability to develop, in a timely and cost-effective manner, new and enhanced systems at competitive prices and to accurately predict technology transitions. In addition, new product introductions or enhancements by competitors could cause a decline in sales or loss of market acceptance of our existing products. Increased competitive pressure also could lead to intensified price competition resulting in lower margins, which could materially and adversely affect our business, prospects, financial condition and operating results. Our success in developing, introducing and selling new and enhanced systems depends upon a variety of factors, including:

  •
  Selection and development of product offerings;

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  Timely and efficient completion of product design and development;

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  Timely and efficient implementation of manufacturing processes;

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  Effective sales, service and marketing; and

  •
  Product performance in the field.

        Because new product development commitments must be made well in advance of sales, new product decisions must anticipate both the future demand for products under development and the equipment required to produce such products. We cannot be certain that we will be successful in selecting, developing, manufacturing and marketing new products or in enhancing existing products.

        The process of developing new high technology capital equipment products and services is complex and uncertain, and failure to anticipate customers' changing needs and emerging technological trends accurately and to develop or obtain appropriate intellectual property could significantly harm our results of operations. We must make long-term investments and commit significant resources before knowing whether our predictions will eventually result in products that the market will accept. For example, we have invested significant resources in the development of 300 mm semiconductor wafer manufacturing technology. If 300 mm fabrication is not widely accepted or if we fail to develop 300 mm products that are accepted by the marketplace, our long-term growth could be diminished. Further, after a product is developed, we must be able to manufacture sufficient volumes quickly and at low costs. To accomplish this objective, we must accurately forecast volumes, mix of products and configurations that meet customer requirements, and we may not succeed.

Because we have significant operations in countries outside of the United States, we may be subject to political, economic and other conditions affecting such countries that could result in increased operating expenses and regulation of our products.

        Because significant portions of our operations occur outside the United States, our revenues are impacted by foreign economic and regulatory environments. For example, we have manufacturing facilities in Brno, Czech Republic and Eindhoven, The Netherlands, and sales offices in several other countries. In addition, approximately 25% of our sales in 2001 and approximately 27% of our sales in 2002 were derived from sales in Asia. In recent years, Asian economies have been highly volatile and recessionary, resulting in significant fluctuations in local currencies and other instabilities. Instabilities in Asian economies may continue and recur in the future, which could have a material adverse effect on our business, prospects, financial condition and operating results. Our exposure to the business risks presented by Asian economies and other foreign economies will increase to the extent we continue to expand our global operations. International operations will continue to subject us to a number of risks, including:

  •
  Longer sales cycles;

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  Multiple, conflicting and changing governmental laws and regulations;

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  Protectionist laws and business practices that favor local companies;

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  Price and currency exchange controls;

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  Difficulties in collecting accounts receivable;

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  Political and economic instability; and

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  Severe Acute Respiratory Syndrome (SARS).

Our quarterly operating results may fluctuate because of many factors, which subsequently could cause our stock price to fluctuate.

        Our net revenues and operating results have fluctuated in the past and are likely to fluctuate significantly in the future on a quarterly and annual basis due to a number of factors, many of which are outside of our control. Investors should not rely on the results of any one quarter or series of quarters as an indication of our future performance.

        It is likely that in some future quarter or quarters our operating results will be below the expectations of public market analysts or investors. In such event, the market price of our common stock may decline significantly.

Our revenues will suffer and selling, general and administrative expenses will increase if we cannot continue to license or enforce the intellectual property rights on which our business will depend or if third parties assert that we violate their intellectual property rights.

        Several of our competitors hold patents covering a variety of technologies that may be included in some of our products. In addition, some of our customers may use our products for applications that are similar to those covered by these patents. From time to time, we and our respective customers have received correspondence from their competitors claiming that some of our products, as used by our customers, may be infringing one or more of these patents. To date, none of these allegations has resulted in litigation. Competitors or others may, however, assert infringement claims against us or our customers in the future with respect to current or future products or uses, and these assertions may result in costly litigation or require us to obtain a license to use intellectual property rights of others. If claims of infringement are asserted against our customers, those customers may seek indemnification from us for damages or expenses they incur.

        We may also face greater exposure to claims of infringement in the future because PBE is no longer our majority owner. As a result of PBE's reduction of ownership of our common stock in 2001, we do not benefit from most of the Philips patent cross-licenses from which we had benefited before that reduction.

        If we become subject to infringement claims, we will evaluate our position and consider the available alternatives, which may include seeking licenses to use the technology in question or defending our position. These licenses, however, may not be available on satisfactory terms or at all. If we are not able to negotiate the necessary licenses on commercially reasonable terms or successfully defend our position, there could be a material adverse effect on our business, prospects, financial condition and operating results.

We are exposed to the risks that third parties may violate our proprietary rights and our intellectual property rights may not be well protected in foreign countries.

        Our success will depend on the protection of our proprietary rights. In our industry, intellectual property is an important asset that is always at risk of infringement. We will incur costs to obtain and maintain patents and defend our intellectual property. We will rely upon the laws of the United States and of other countries in which we develop, manufacture or sell products to protect our proprietary rights. However, these proprietary rights may not provide the competitive advantages that we expect, or other parties may challenge, invalidate or circumvent these rights.

        Further, our efforts to protect our intellectual property may be less effective in some countries where intellectual property rights are not as well protected as in the United States. Many U.S. companies have encountered substantial problems in protecting their proprietary rights against infringement in foreign countries. We derived approximately 57% of our sales from foreign countries in 2001, and approximately 59% of our sales from foreign countries in 2002. If we fail to adequately protect our intellectual property in these countries, it could be easier for our competitors to sell competing products.

        Infringement of our proprietary rights by a third party could result in lost market and sales opportunities, as well as increased costs of litigation.

We are substantially leveraged, which could adversely affect our ability to adjust our business to respond to competitive pressures.

        We have significant indebtedness. At August 15, 2003, we had total consolidated long-term debt of approximately $295 million.

        The degree to which we will be leveraged could have important consequences, including, but not limited to, the following:

  •
  Our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may be limited;

  •
  The dilutive effects on our shareholders as a result of the ability of holders of our convertible notes to convert these notes into shares of our common stock;

  •
  A substantial portion of our cash flow from operations will be dedicated to the payment of the principal of, and interest on, our indebtedness; and

  •
  Our substantial leverage may make us more vulnerable to economic downturns, limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions.

        Our ability to pay interest and principal on our debt securities and to satisfy our other debt obligations and to make planned expenditures, will be dependent on our future operating performance, which could be affected by changes in economic conditions and other factors, including factors beyond our control. A failure to comply with the covenants and other provisions of our debt instruments could result in events of default under such instruments, which could permit acceleration of the debt under such instruments and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions. We believe that cash flow from operations will be sufficient to cover our debt service requirements and other requirements. If we are at any time unable to generate sufficient cash flow from operations to service our indebtedness, however, we may be required to seek to renegotiate the terms of the instruments relating to that indebtedness, seek to refinance all or a portion of that indebtedness or to obtain additional financing. There can be no assurance that we will be able to successfully renegotiate such terms, that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to us.

We could be subject to class action litigation due to stock price volatility, which would distract management, result in substantial costs and could result in significant judgments against us.

        In the past, securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources, which could cause serious harm to our business, financial condition and results of operations.

We are exposed to foreign currency exchange rate and interest rate risks that could adversely affect our revenues and gross margins.

        We are exposed to foreign currency exchange rate risks that are inherent in our sales commitments, anticipated sales, and assets and liabilities that are denominated in currencies other than the U.S. dollar. We are also exposed to interest rate risks inherent in our debt and investment portfolios. Failure to sufficiently hedge or otherwise manage foreign currency risks properly could adversely affect our revenues and gross margins.

        We attempt to mitigate our currency exposures for recorded transactions by using forward exchange contracts. The purpose of these activities is to reduce the risk that future cash flows of the underlying assets and liabilities will be adversely affected by the changes in exchange rates. We also negotiate the selling currency for our products with our customers to reduce the impact of currency fluctuations. We do not, however, enter into derivative financial instruments for speculative purposes. From time to time, we enter into forward sale or purchase contracts for foreign currencies to hedge specific receivables or payables positions. As of June 29, 2003, the aggregate stated amount of these contracts was $38.2 million.

        Holding other variables constant, if the U.S. dollar weakened by 10%, the market value of foreign currency contracts outstanding as of June 29, 2003 would increase by approximately $1.7 million. The increase in value would be substantially offset by the revaluation of the underlying hedged transactions.

        We are not able to eliminate all currency risk though hedging activities and at times our hedging activities may not be successful. In early May 2003, we determined that we incorrectly hedged our foreign currency exposure, which led to a $1.2 million loss when the forward exchange position matured in late May 2003. In response, we have modified our review and approval practices to reduce the risk of incorrect hedging transactions in the future.

We have been subject to increased operational costs and other risks because PBE no longer owns a majority of our common stock.

        Before our most recent public offering of common stock in May 2001, PBE's ownership interest in us fluctuated within a few percentage points of 50% of our outstanding shares and PBE and its affiliates provided various services for, and engaged in a variety of transactions with us, some of which were upon terms more favorable to us than otherwise attainable in the general marketplace. As of August 15, 2003, PBE beneficially owned approximately 25% of our common stock. Because PBE is no longer our majority shareholder, some of the tangible and intangible benefits and arrangements previously provided to us by Philips have terminated and some of these are in the process of being terminated. In 2002, we paid Philips and its affiliates approximately $1.2 million for certain administrative and other services.

        Some of the specific types of increased costs we have incurred or may incur in the future because PBE is no longer majority owner include the following:

  •
  Intellectual Property.    We had access to some forms of technology through cross-licenses between Philips and several manufacturers in the electronics industry. Some of our patents also are subject to these cross-licenses. Some of Philips' cross-licenses provided us with the right to use intellectual property that relates to our core technologies. In general, these cross-licenses were subject to majority ownership of us by PBE, and, because we are no longer majority-owned by PBE, we have not been entitled to the benefits of these cross-licenses since May 22, 2001. Loss of the benefits of these cross-licenses could result in the inability to use the previously licensed technology, the necessity of undertaking new licensing arrangements and paying royalties of an undetermined amount, or being subject to patent infringement actions. We cannot estimate either the amount by which our revenues might decrease as a result of patent infringement claims or the amount by which our operational costs may increase as a result of any potential required future royalty payments or possible litigation expenses.

  •
  Labor Costs.    Because PBE is no longer our majority shareholder, some of our non-U.S. employees were required to become part of new collective bargaining units, and our employee pension funds that were held within Philips' pension funds were transferred to new pension funds. For the past several years, Philips' pension fund has been in an overfunded position because the value of its pension assets exceeded the pension benefit obligations. During that time, Philips and its majority-owned subsidiaries, including us, benefited from reduced pension contribution obligations and reduced pension expense. After our employees were transferred out of Philips' pension plan, effective September 1, 2001, our pension costs in The Netherlands increased by approximately $5.0 million on an annualized basis due to our loss of the benefit of the overfunding and the terms of the new collective bargaining arrangements. Our pension costs are expected to remain approximately the same in 2003 as in 2002.

  •
  Payments by Philips.    Under terms of the agreement with Philips, dated December 31, 2000, Philips agreed to pay us up to $6 million over a three-year period primarily to reduce the effect of increased pension costs. These payments have been recorded by us as a reduction in costs and operating expenses. We recognized $1.4 million of these payments as a reduction in expense in 2001, and $3.7 million of these payments as a reduction in expense in 2002. These payments terminate as of the earlier of the date of a change in control of us or December 31, 2003.

  •
  Research and Development.    When PBE had majority control of us, we entered into research and development contracts with Philips' research laboratories to purchase research and development services. We expect to continue to contract for research and development services from Philips in areas related to our business, but, as a result of PBE's ownership of our common stock falling below 45% on May 22, 2001, the rates that Philips charges us for research and development have increased. In 2002, we paid Philips $2.5 million for contract research and development services. Beginning January 1, 2002, the hourly rate for research and development services provided by Philips to us increased by approximately 40%. We have offset most of this hourly rate increase in 2002, however, by purchasing a lower volume of these services from Philips.

  •
  Purchases Under Philips Arrangements and Terms.    From time to time, we purchased materials, supplies and services under collective purchase agreements and purchase conditions negotiated by Philips for the benefit of its group of companies. These arrangements generally began to terminate on May 22, 2001. The benefits to us of these arrangements cannot be quantified, but we believe that the costs of procuring these goods and services on a stand-alone basis are higher than the costs under the Philips arrangements.

  •
  Insurance Costs.    Our insurance costs, including director and officer liability insurance, have increased by approximately $1.2 million per year since we ceased to participate in Philips' insurance programs in 2001. Some of this increase, however, is attributable to changes in policy terms and coverage and also to market conditions in the insurance industry.

  •
  Facilities Leased from Philips.    In 2002, we paid approximately $623,000 for sales, service and administrative facilities leased from Philips in countries other than the United States. We do not expect these costs to increase significantly as a result of PBE no longer owning more than 45% of our common stock.

  •
  Other Costs.    We also have a variety of other arrangements with Philips, such as use of the Philips intranet system for various functions and use of various administrative services. Most of these arrangements have changed because PBE no longer owns a majority of our common stock and some of these changes will result in additional increased costs to our business. We cannot estimate the amount by which our operational costs may increase as a result of any changes to these arrangements.

We may not be able to obtain sufficient affordable funds to fund our future needs for manufacturing capacity and research and development.

        We will continue to make significant capital expenditures to expand our operations and to enhance our manufacturing capability so that we keep pace with rapidly changing technologies. Also, the industries in which we operate are characterized by the need for continued investment in research and development. If we fail to invest sufficiently in research and development, our products could become less attractive to existing and potential new customers. As a result of an emphasis on research and development and technological innovation, our operating costs may increase in the future. During the past few years, the markets for equity and debt securities have fluctuated significantly, especially with respect to technology-related companies, and during some periods offerings of those securities have been extremely difficult to complete. As a result, in the future we may not be able to obtain the additional funds required to fund our operations and invest sufficiently in research and development on reasonable terms, or at all. Such a lack of funds could have a material adverse effect on our business, prospects, financial condition and operating results.

The data storage industry is a relatively new and developing market for us and may not develop as much as we expect.

        For 2002, net sales of our products to the data storage industry accounted for approximately 3% of our net product sales (excluding associated service revenue), and we expect sales to this industry to be an important contributing factor to future growth in our total sales. The data storage industry is a newer market for our products than the other markets that we serve and, as a result, involves greater uncertainties. These uncertainties could harm our business, financial condition and results of operations. For example, although we view the data storage market as a growth market, the market may never fully develop as we expect, or alternative technologies or tools may be introduced. In addition, the data storage market recently has experienced a significant amount of consolidation. As a result, our customers in the data storage industry are becoming greater in size and fewer in number, so that the loss of any single customer would have a greater adverse impact upon our results of operations.

Terrorist acts and acts of war may seriously harm our business and revenues, costs and expenses and financial condition.

        Terrorist acts or acts of war (wherever located around the world) may cause damage or disruption to us, our employees, facilities, partners, suppliers, distributors and customers, which could significantly impact our revenues, costs and expenses and financial condition. This impact could be disproportionately greater on us than on other companies as a result of our significant international presence. The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, some of which may materially harm our business and results of operations. The potential for future terrorist attacks, the national and international responses to terrorist attacks, and other acts of war or hostility have created many economic and political uncertainties that could adversely affect our business and results of operations in ways that cannot presently be predicted. We will be largely uninsured for losses and interruptions caused by terrorist acts and acts of war.

Unforeseen environmental costs could impact our future net earnings.

        Some of our operations use substances regulated under various federal, state and international laws governing the environment. We could be subject to liability for remediation if we do not handle these substances in compliance with applicable laws. It is our policy to apply strict standards for environmental protection to sites inside and outside the United States, even when not subject to local government regulations. We will record a liability for environmental remediation and related costs when we consider the costs to be probable and the amount of the costs can be reasonably estimated.

Unforeseen delay or problems in plant consolidation and transfer of manufacturing to Brno may cause us to lose sales or fail to manufacture tools effectively.

        We are planning to transfer and currently are transferring manufacturing from our Peabody, Massachusetts and Eindhoven, The Netherlands operations, to operations in Brno, Czech Republic and Hillsboro, Oregon. These transfers might be delayed or suffer other logistical and knowledge transfer problems. As a result, we may not be able to manufacture our tools as well or as quickly as in the past. This would disrupt our sales efforts and customer relationships.

Risks Related to the Notes and the Common Stock

The notes are subordinated and there are no financial covenants in the indenture. Our ability to service our debt is dependent to some extent on the earnings of, and the receipt of distributions from, our subsidiaries.

        The notes are general unsecured obligations of FEI and are subordinated in right of payment to all of our existing and future senior indebtedness. In the event of our bankruptcy, liquidation or reorganization, or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. In addition, we will not make any payments on the notes in the event of payment defaults or other specified defaults on our designated senior indebtedness.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries' earnings and could be subject to contractual restrictions. In addition, various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        The notes are subordinated to our senior indebtedness. As of August 15, 2003, we had no senior indebtedness outstanding, $295 million of long-term convertible debt, all of which could come due in mid-2008, and our subsidiaries had approximately $75.3 million of outstanding indebtedness and other liabilities (excluding intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles) to which the notes would be effectively subordinated.

        Neither we nor our subsidiaries are restricted from incurring additional debt, including senior indebtedness, under the indenture. If we or our subsidiaries incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we and our subsidiaries will from time to time incur additional indebtedness and other liabilities. In addition, we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture.

We may be unable to meet the requirements under the indenture to purchase your notes upon a change in control.

        Upon a change in control, as defined in the indenture, you may require us to purchase all or a portion of your notes at a price equal to 100% of the principal amount of the notes being repurchased. If a change in control were to occur, we might not have enough funds to pay the purchase price for all tendered notes. Future credit agreements or other agreements relating to our indebtedness might prohibit the redemption or repurchase of the notes and provide that a change in control constitutes an event of default. If a change in control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance this debt. If we do not obtain a consent, we could not purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt. In such circumstances, or if a change in control would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would possibly limit or prohibit payments to you. The term "change in control" is limited to certain specified transactions and may not include other events that might harm our financial condition. Our obligation to offer to purchase the notes upon a change in control would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The conditional conversion feature of the notes could result in you receiving less than the value of the shares into which a note is convertible.

        The notes are convertible into the shares only if specified conditions are met. If the specified conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the shares into which the notes would otherwise be convertible.

A market for the notes may not be maintained.

        Currently, the initial purchasers have established a trading market for the notes. They are not obligated, however, to continue to make a market for the notes and they may discontinue this market-making activity at any time without notice. If an active market for the notes is not maintained, the trading price of the notes would decline significantly.

The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for you to resell the notes or our common stock issuable upon conversion of the notes when desired or at attractive prices.

        Prior to electing to convert notes, the note holder should compare the price at which our common stock is trading in the market to the conversion price of the notes. Our common stock trades on The Nasdaq National Market under the symbol "FEIC." On September 5, 2003, the last reported bid price of our common stock on Nasdaq was $26.56 per share. The initial conversion price of the notes is $27.132 per share of common stock and is subject to adjustment upon certain events. The market prices of our securities are subject to significant fluctuations in response to the factors set forth above and other factors, many of which are beyond our control. Such fluctuations, as well as economic conditions generally, may adversely affect the market price of our securities, including our common stock and the notes. There could be quarters in which we experience shortfalls in revenue or earnings from levels expected by securities analysts and investors, which could have an immediate and significant adverse effect on the trading price of our securities, including our common stock and the notes.

        In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock regardless of our operating performance. Because the notes are convertible into common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes.

        Sales of substantial amounts of shares of our stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline. Because the notes are convertible into common stock only at a conversion price in excess of the recent trading price, a decline in our common stock price may cause the value of the notes to decline.

Hedging transactions and other transactions may affect the value of the notes.

        We have entered into convertible note hedge and warrant transactions with respect to our common stock, the exposure for which was held at the time the notes originally were issued by Credit Suisse First Boston International. The convertible note hedge and warrant transactions are expected to reduce the potential dilution from conversion of the notes up to a price of our common stock of $40.80 per share. In connection with these hedging arrangements, Credit Suisse First Boston International and/or its affiliates, may have taken or may continue to take positions in our common stock in secondary market transactions and may enter into other various derivative transactions. Such hedging arrangements could increase the price of our common stock. Credit Suisse First Boston International, and/or its affiliates, or any transferee of any of its positions, is likely to modify its hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock, our other securities or other instruments they may wish to use in connection with such hedging. We cannot assure you that such activity will not adversely affect the market price of our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock.

The notes may not continue to be rated, their rating may be reduced, or other credit agencies may assign a lower rating than anticipated.

        As of July 31, 2003, Standard & Poor's assigned a rating of "B+" to the notes. If one or more other rating agencies assigns a rating lower than expected by investors, or if the notes' rating is reduced, the market price of the notes and our common stock would be harmed.

We may need to obtain consent for issuance of the notes under certain credit facilities, which consent we have not obtained.

        We maintain certain credit facilities in the United States and certain limited bank facilities in selected foreign countries, none of which we believe are individually or in the aggregate material to our liquidity or operations. Our foreign credit facilities may require us to obtain consent for issuance of the notes. We did not obtain such consent prior to issuance of the notes. Our failure to obtain consent may put us into default under these credit facilities, which could result in the termination of these facilities, and obligate us to repay all amounts outstanding, if any, under these facilities. In addition, such default under such credit facilities may lead to a default under our existing $10 million U.S. credit facility which currently does not have any amount outstanding. While we believe any required consents will be obtained, we expect to either replace or terminate any such facilities if requisite consents prove to be unavailable or difficult to obtain.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have, in the past, and may, in the future, make forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include any projections of earnings, revenues, or other financial items; any statements of the plans, strategies, and objectives of management for future operations, including the execution of restructuring plans; any statements concerning proposed new products, services, developments, anticipated performance of products or services; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning. From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public.

        The risks, uncertainties and assumptions referred to above include, but are not limited to, those discussed here and the risks discussed from time to time in our other public filings. All forward-looking statements included in this document are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements. You are advised, however, to consult any further disclosures we make on related subjects in our filings with the SEC.

        For information about other factors that could cause actual results to differ from the expectations stated in the forward-looking statements, see the "Risk Factors" section of this prospectus. We urge investors to consider these factors carefully in evaluating the forward-looking statements contained in this prospectus. All subsequent written or oral forward-looking statements attributable to our company or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

USE OF PROCEEDS

        We will not receive any proceeds from the resale of the notes or the sale of the shares of common stock issuable upon conversion of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

	As of and for the Three Months Ended June 29,		As of and for the Years Ended December 31,
	2003	2002	2002	2001	2000	1999(2)	1998(2)
Ratio of earnings to fixed charges(1)	1.6x	3.1x	2.0x	8.2x	9.7x	—	—

(1)
These computations include us and our consolidated subsidiaries. For these ratios, "earnings" is determined by adding "total fixed charges," and income taxes, to income from continuing operations. For this purpose, "total fixed charges" consists of interest on all indebtedness and amortization of debt discount and expense, and an interest factor attributable to rentals.

(2)
We had no earnings during these periods.

DESCRIPTION OF THE NOTES

        We issued $150,000,000 aggregate principal amount of zero coupon convertible subordinated notes due June 15, 2023, first putable June 15, 2008, on June 13, 2003. We issued the notes under an indenture dated as of June 13, 2003 between us and BNY Western Trust Company, a California state chartered banking corporation, as trustee. The following description summarizes some, but not all, provisions of the notes and the indenture, which are qualified by the form of indenture and the form of certificate evidencing the notes, which are exhibits to this registration statement. We urge you to read the indenture because the indenture, and not this description, defines your rights as a holder of the notes.

        In this section of the prospectus titled "Description of the Notes," the terms "FEI," "we," "our," and "us," refer only to FEI Company and not any of its subsidiaries.

General

        The notes are general unsecured obligations of FEI and are subordinate in right of payment as described under "—Subordination of Notes." The notes are convertible into shares of our common stock. See the section titled "—Conversion of Notes."

        The notes mature on June 15, 2023, unless earlier converted by you, redeemed at our option or repurchased by us at your option.

        Neither we nor our subsidiaries are restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of FEI, except to the extent described under "—Purchase of Notes at Your Option Upon a Change in Control."

        We will not pay interest on the notes and the notes do not accrete interest. Interest amounts will be payable, however, if specified defaults under the registration rights agreement occur. See the section titled "—Registration Rights."

        We will maintain an office in the city of New York where the notes may be presented for registration, transfer, exchange or conversion. This office initially will be an office or agency of the trustee. Except under limited circumstances described below, the notes are issued only in fully-registered book-entry form, without coupons, are represented by one or more global notes, and are issued only in denominations of $1,000 or in multiples of $1,000. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require you to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of Notes

  General

        Holders may surrender notes for conversion into shares of our common stock at an initial conversion price of $27.132 per share, subject to the conversion price adjustments described below, if any of the following conditions is satisfied:

  •
  the closing sale price of our common stock on the last trading day of the immediately preceding fiscal quarter is more than 120% of the conversion price per share of our common stock on such trading day;

  •
  we have called the notes for redemption;

  •
  the average of the trading prices of the notes for any five consecutive trading-day period is less than 100% of the average of the conversion values of the notes during that period, subject to certain limitations; or

  •
  we make certain significant distributions to holders of our common stock or we enter into specified corporate transactions.

        We describe each of these conditions in greater detail below.

        To convert your notes (other than a note held in book-entry form through DTC) into shares of our common stock you must:

  •
  Complete and manually sign the conversion notice on the back of the note and deliver the notice to the conversion agent;

  •
  Surrender the note to the conversion agent;

  •
  If required, furnish appropriate endorsements and transfer documents; and

  •
  If required, pay all transfer or similar taxes.

        Holders of notes held in book-entry form through DTC must follow DTC's customary practices. The date you comply with these requirements is the conversion date under the indenture. Settlement of our obligation to deliver shares and cash (if any) with respect to a conversion will occur on the dates described below. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices.

        Upon conversion, we will satisfy all of our obligations (the conversion obligation) by delivering to you, at our option, either (1) shares of our common stock, (2) cash or (3) a combination of cash and shares of our common stock, as follows:

  (1)
  Share Settlement.    If we elect to satisfy the entire conversion obligation in shares of our common stock, then we will deliver to you a number of shares of our common stock equal to the aggregate principal amount of the notes you are converting divided by the then applicable conversion price.

  (2)
  Cash Settlement.  If we elect to satisfy the entire conversion obligation in cash, then we will deliver to you in an amount equal to the product of (a) a number equal to the aggregate principal amount of notes to be converted by you divided by the then applicable conversion price, and (b) the arithmetic mean of the volume weighted average prices of our common stock on each trading day during the applicable cash settlement averaging period described below.

  (3)
  Combined Settlement.    If we elect to satisfy a portion of the conversion obligation in cash (the "partial cash amount") and a portion in shares of our common stock, then we will deliver to you such partial cash amount plus a number of shares equal to (a) the cash settlement amount as set forth in clause (2) above minus such partial cash amount divided by (b) the arithmetic mean of the volume weighted average prices of our common stock on each trading day during the applicable cash settlement averaging period described below.

        If we receive your notice of conversion on or prior to the day that is 30 days prior to June 15, 2008 or after June 15, 2008, then the following procedures shall apply:

        If we choose to satisfy the conversion obligation by share settlement, then settlement in shares will be made on or prior to the tenth trading day following receipt of your notice of conversion.

        If we choose to satisfy the conversion obligation by cash settlement or combined settlement, then we will notify you, through the trustee, of the dollar amount to be satisfied in cash at any time on or before the date that is two business days following receipt of your notice of conversion (the "settlement notice period"). Share settlement will apply automatically if we do not notify you that we have chosen another settlement method.

        If we timely elect cash settlement or combined settlement, then you may retract your conversion notice at any time during the two business day period beginning on the day after the settlement notice period (the "conversion retraction period"). You cannot retract your conversion notice (and your conversion notice therefore will be irrevocable) if we elect share settlement. If you have not retracted your conversion notice, then cash settlement or combined settlement will occur on the first trading day following the applicable "cash settlement averaging period." The applicable cash settlement averaging period will be the five trading day period beginning on the first trading day after the conversion retraction period.

        If we receive your notice of conversion from the first day after the day that is 30 days prior to June 15, 2008 to, and including June 15, 2008, then the following procedures will apply:

        On or prior to the day that is 30 days prior to June 15, 2008, we may notify you, through the trustee, that we intend to satisfy all conversion obligations by either cash settlement or combined settlement, and we will tell you in the notice the fixed dollar amount of cash that will be delivered to you, which will not be less than the aggregate principal amount of notes you tender for conversion. Share settlement will apply automatically if we do not notify you that we have chosen another settlement method. In any case, we will settle all conversions in the same way. You cannot retract your conversion notice if you deliver such notice from the first day after the day that is 30 days prior to June 15, 2008 to, and including June 15, 2008 (and your conversion notice therefore will be irrevocable).

        If we have timely elected cash settlement or combined settlement, then with respect to all subsequent conversions, settlement amounts will be computed as set forth above, except that the applicable "cash settlement averaging period" will be the 20 trading-day period that begins on the date that is the 22nd trading day expected to occur prior to June 15, 2008 and that ends no later than the trading day immediately preceding June 15, 2008. However, if 20 trading days do not occur after such date and prior to June 15, 2008, then the cash settlement averaging period will be the number of trading days that do occur prior to June 15, 2008.

        Settlement (in shares and/or cash) will occur on or prior to the fifth trading day following June 15, 2008 (or, if June 15, 2008 is not a trading day, on the first trading day thereafter).

        Regardless of which method of settlement we choose, we will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash for the fractional amount based upon the volume weighted average price of the common stock determined during the applicable cash settlement averaging period relating to the conversion.

        For purposes of the cash settlement or combined settlement provisions, the following definitions apply:

        A "trading day" is a day during which trading in securities generally occurs on The Nasdaq National Market (or, if the common stock is not quoted on The Nasdaq National Market, on the principal other market on which the common stock is then traded), other than a day on which a material suspension of or limitation on trading is imposed that affects either The Nasdaq National Market (or, if applicable, such other market) in its entirety or only the shares of our common stock (by reason of movements in price exceeding limits permitted by the relevant market on which the shares are traded or otherwise) or on which The Nasdaq National Market (or, if applicable, such other market) cannot clear the transfer of our shares due to an event beyond our control.

        The "volume weighted average price" of one share of our common stock on any trading day will be the volume weighted average prices as displayed under the heading "Bloomberg VWAP" on Bloomberg Page FEIC <equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on that trading day (or if such volume weighted average price is not available, the market value of one share of our common stock on such trading day as we determine in good faith using a volume weighted method).

        If an event of default, as described under "—Events of Default" below (other than a default in a cash payment upon conversion of the notes), has occurred and is continuing, we may not pay cash upon conversion of any note or portion of the note (other than cash for fractional shares).

  Conversion Upon Satisfaction of Market Price Condition

        Holders may surrender notes for conversion into shares of our common stock if the closing sale price of our common stock on The Nasdaq National Market, or if the shares are not then quoted on The Nasdaq National Market, such other principal national securities exchange on which our common stock is listed, on the last trading day of the immediately preceding fiscal quarter, exceeds 120% of the conversion price per share of our common stock on such trading day.

        The conversion agent will, on our behalf, determine daily if the notes are convertible and will notify us and the trustee accordingly.

        The "sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System or by the National Quotation Bureau Incorporated.

  Conversion Upon Notice of Redemption

        A holder may surrender for conversion a note called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if it is not otherwise convertible at such time. If you have already delivered a purchase notice or notice of your exercise of your option to require us to repurchase your notes upon the occurrence of a change in control (defined below) with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

  Conversion Upon Trading Price of Notes Falling Below Trading Value of the Notes

        If after any five consecutive trading-day period in which the average of the trading prices (defined below) for the notes for that five trading-day period was less than 100% of the average of the conversion values (defined below) for the notes during that period, a holder may surrender notes for conversion at any time during the following 10 trading days; provided, however, that no notes may be converted based on the satisfaction of this condition during the six month period immediately preceding each specified date on which the holders may require us to repurchase their notes (for example, with respect to the June 15, 2008 put date for the notes, the notes may not be converted from December 15, 2007 to June 15, 2008), if on any day during such five consecutive trading day period, the closing sale price of our common stock is between the conversion price and 120% of the conversion price.

        We define "trading price" in the indenture to mean, on any date of determination, the average of the secondary bid quotations per note obtained by the conversion agent for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided, that if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided, further, that if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If the conversion agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from an independent nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will equal (a) the applicable conversion rate of the notes multiplied by (b) the closing sale price of our common stock on The Nasdaq National Market.

        We define the "conversion value" of a note in the indenture to mean the product of the last reported bid price of our common stock on any date of determination multiplied by the conversion rate of the note in effect on that date, which is the number of shares of our common stock into which the note is convertible.

  Conversion Upon Specified Corporate Transactions

        Even if the market price contingency described above under "—Conversion of Notes—Conversion Upon Satisfaction of Market Price Condition" has not occurred, if we elect to distribute to all holders of our common stock:

  •
  Certain rights or warrants entitling them to subscribe for or purchase our common stock at less than the current market price (as defined in the indenture) on the record date for such issuance (excluding purchase rights governed by a shareholder rights plan, if any); or

  •
  Cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in clauses (1) or (3) of the description below of adjustments to the conversion price), which distribution, together with all other such distributions within the preceding twelve months, has a per share value exceeding 10% of the current market price of our common stock as of the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

        In addition, if we are a party to a consolidation, merger or transfer, lease or other disposition of all or substantially all of our assets pursuant to which our common stock would be converted into, or into the right to receive cash, securities or other assets, a holder may surrender notes for conversion at any time beginning 20 days before the anticipated effective date of the transaction until 20 days after the actual effective date of the transaction. If we are a party to a consolidation, merger or transfer, lease or other disposition of all or substantially all of our assets pursuant to which our common stock is converted into, or into the right to receive cash, securities or other assets, then at the effective time of the transaction, the right to convert a note into our common stock will be changed into a right to convert it into, or into the right to receive, as applicable, the kind and amount of cash, securities or other property which the holder would have received if the holder had converted that holder's notes immediately before the transaction (assuming, in a case in which our shareholders may exercise rights of election, that a holder of notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and received per share the kind and amount of cash, securities or other property received per share by a plurality of nonelecting shares). If the transaction also constitutes a "change in control," the holder can require us to purchase all or a portion of its notes as described under "—Purchase of Notes at Your Option upon a Change in Control."

        The right of conversion attaching to any note may be exercised (a) if such note is represented by a global security, by book-entry transfer to the conversion agent (which initially will be the trustee) through the facilities of DTC, or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. The conversion date shall be the date on which the note and all of the items required for conversion shall have been so delivered and the requirements for conversion have been met. A holder delivering a note for conversion will be required to pay any taxes or duties payable in respect of the issue or delivery of our common stock upon conversion in a name other than that of the holder.

        We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash for the fractional amount based upon the closing market price of the common stock on the last trading day prior to the date of conversion.

        If the notes are called for redemption or are subject to purchase following a change in control, your conversion rights on the notes called for redemption or so subject to purchase will expire at the close of business on the last business day before the redemption date or purchase date, as the case may be, or such earlier date as the notes are presented for redemption or for purchase, unless we default in the payment of the redemption price or purchase price, in which case your conversion right will terminate at the close of business on the date the default is cured and the notes are redeemed or purchased. If you have submitted your notes for purchase upon a change in control, you may only convert your notes if you withdraw your election in accordance with the indenture.

  Conversion Price Adjustments

        The conversion price will be adjusted upon the occurrence of:

  (1)
  The issuance of shares of our common stock as a dividend or distribution on our common stock;

  (2)
  The subdivision or combination of our outstanding common stock;

  (3)
  The issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

  (4)
  The distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

  •
  Dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

  •
  Dividends or distributions exclusively in cash referred to in clause (5) below; and

  •
  Distribution of rights to all holders of common stock pursuant to an adoption of a shareholder rights plan;

  (5)
  The dividend or distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 5% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

  (6)
  The purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that, together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 5% of our market capitalization on the expiration date of such tender offer.

        If we implement a shareholder rights plan, we will be required under the indenture to provide that the holders of notes will receive the rights upon conversion of the notes, whether or not these rights were separated from the common stock prior to conversion, subject to certain limited exceptions.

        In the event of:

  •
  Any reclassification of our common stock; or

  •
  A consolidation, merger or combination involving FEI; or

  •
  A sale or conveyance to another person of the property and assets of FEI as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes, subject to the conditions described above, into the same type of consideration received by common stock holders immediately prior to one of these types of events.

        You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price.

        We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our Board of Directors determines that a reduction would be in our best interest. We are required to give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

        No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price on the notes for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

Subordination of Notes

        The payment of the principal of, premium, if any, and any interest amount on the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness. If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the notes. If the notes are accelerated because of an event of default under the indenture we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the note holders. The indenture will require that we must promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture.

        We may not make any payment on the notes or purchase or otherwise acquire the notes if:

  •
  A default in the payment of any senior indebtedness occurs and is continuing beyond any applicable period of grace; or

  •
  Any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from the Company or other person permitted to give such notice under the indenture.

        We are required to resume payments on the notes:

  •
  In case of a payment default of senior indebtedness, upon the date on which such default is cured or waived or ceases to exist; and

  •
  In case of a nonpayment default of designated senior indebtedness, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

        No new period of payment blockage may be commenced for a default unless:

  •
  365 days have elapsed since our receipt of the prior payment blockage notice; and

  •
  All scheduled payments on the notes that have come due have been paid in full in cash.

        No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.

        As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

        If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

        A significant portion of our operations and sales are conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depends upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries' earnings and could be subject to contractual or statutory restrictions.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        As of June 29, 2003, we had no senior indebtedness outstanding, $145 million of convertible notes that rank equally with the notes and our subsidiaries had approximately $75.3 million of outstanding indebtedness and other liabilities (excluding intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles) to which the notes would be effectively subordinated.

        Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.

        We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee's claims for such payments will be senior to the claims of the note holders.

        "designated senior indebtedness" means our obligations under any particular senior indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or any related agreements or documents to which we are a party) expressly provides that such indebtedness is "designated senior indebtedness" for purposes of the indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such senior indebtedness to exercise the rights of designated senior indebtedness).

        "indebtedness" means, without duplication:

  (1)
  All of our indebtedness, obligations and other liabilities (contingent or otherwise) for borrowed money (including obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of our assets or to only a portion thereof) (other than any trade accounts payable or other accrued current expense incurred in the ordinary course of business in connection with the obtaining of materials or services);

  (2)
  All of our reimbursement obligations and other liabilities (contingent or otherwise) with respect to letters of credit, bank guarantees or bankers' acceptances;

  (3)
  All of our obligations and liabilities (contingent or otherwise)

  (a)
  In respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

  (b)
  As lessee under other leases for facilities equipment (and related assets leased together therewith), whether or not capitalized, entered into or leased for financing purposes (as determined by us); or

  (c)
  Under any lease or related document (including a purchase agreement) in connection with the lease of real property or improvements (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase such leased property (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles);

  (4)
  All of our obligations (contingent or otherwise) with respect to an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or foreign currency hedge, exchange, purchase or similar instrument or agreement;

  (5)
  All of our direct or indirect guarantees, agreements to be jointly liable or similar agreements in respect of, and obligations or liabilities (contingent or otherwise) to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (4);

  (6)
  Any indebtedness or other obligations described in clauses (1) through (5) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us, regardless of whether the indebtedness or other obligation secured thereby shall be assumed by us; and

  (7)
  Any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (6).

        "senior indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of FEI, whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by FEI, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes. Senior indebtedness does not include:

  (1)
  Indebtedness that expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes;

  (2)
  Indebtedness under our 5.5% convertible subordinated notes due August 2008;

  (3)
  Any indebtedness of FEI to any of our subsidiaries; and

  (4)
  Any obligation for federal, state, local or other taxes.

Optional Redemption by FEI

        We may redeem for cash the notes on June 15, 2008 on at least 15 days and no more than 60 days notice, in whole or in part, at a redemption price equal to 100.25% of the principal amount of the notes being redeemed. After June 15, 2008, we may redeem for cash the notes on at least 15 days and no more than 60 days notice, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed.

        You may convert your notes or portions of the notes called for redemption even if the market price contingency described under "—Conversion of Notes" has not occurred, until the close of business on the day that is two business days prior to the redemption date.

        If we decide to redeem fewer than all of the notes, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be part of the portion selected for redemption.

        No sinking fund is provided for the notes.

Purchase of Notes at Your Option on Specified Dates

        You may require us to purchase any outstanding notes on June 15, 2008, June 15, 2013 and June 15, 2018, for which you have properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. You may submit your notes for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the fifth business day prior to the purchase date.

        We will purchase each outstanding note for which a holder has properly delivered and not withdrawn a written purchase notice at a purchase price equal to 100% of the principal amount of the notes being redeemed, except purchases of notes on June 15, 2008 for which the purchase price is equal to 100.25% of the principal amount.

        We will pay the purchase price in cash. For a discussion of the tax treatment of a holder receiving cash, see "Certain United States Federal Income Tax Considerations—U.S. Holders—Sale, Exchange, Redemption or Retirement of the Notes."

  Required Notices and Procedure

        On a date not less than 20 business days prior to each purchase date, we will be required to give notice to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to purchase their notes.

        The purchase notice given by each holder electing to require us to purchase notes must be given so as to be received by the paying agent no later than the close of business on the fifth business day prior to the purchase date and must state:

  •
  The certificate numbers of the holder's notes to be delivered for purchase;

  •
  The aggregate principal amount of notes to be purchased; and

  •
  That the notes are to be purchased by us pursuant to the applicable provisions of the notes.

        A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the second business day prior to the purchase date. The notice of withdrawal shall state:

  •
  The certificate numbers of the notes being withdrawn;

  •
  The aggregate principal amount of the notes being withdrawn; and

  •
  The aggregate principal amount, if any, of the notes that remain subject to the purchase notice.

        In connection with any purchase offer, we will:

  •
  Comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

  •
  File a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

  •
  Otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes.

        Our obligation to pay the purchase price for a note as to which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will cause the purchase price for the note to be paid promptly following the later of the purchase date or the time of delivery of the note.

        If the paying agent holds money sufficient to pay the purchase price of the note on the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and interest, if any, on such note will cease to accrue, whether or not the note is delivered to the paying agent. After the note ceases to be outstanding, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

        Certain of our debt agreements may limit our ability to purchase notes.

        We may not purchase any note at any time when the subordination provisions of the indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the notes when required, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.

Purchase of Notes at Your Option upon a Change in Control

        If a change in control occurs, you will have the option to require us to purchase for cash all or any part of your notes on the day that is 30 business days after the occurrence of such change in control (the "change in control purchase date") at a purchase price equal to 100% of the principal amount of the notes. Notes submitted for purchase must be in integral multiples of $1,000 principal amount.

        We will mail to the trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of such change in control. This notice shall state certain specified information, including:

  •
  Information about, and the terms and conditions of, the change in control;

  •
  Information about the holders' right to convert the notes;

  •
  The holders' right to require us to purchase the notes;

  •
  The procedures required for exercise of the purchase option upon the change in control; and

  •
  The name and address of the paying and conversion agents.

        You must deliver written notice of your exercise of this purchase right to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date.

        A change in control will be deemed to have occurred if any of the following occurs:

  •
  Any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

  •
  We consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, the shares of our voting stock immediately prior to such transaction "beneficially own," directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; or

  •
  The holders of our capital stock approve any plan or proposal for the liquidation or dissolution of FEI (whether or not otherwise in compliance with the indenture).

        However, a change in control will not be deemed to have occurred if either:

  •
  The last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on such day; or

  •
  In the case of a merger or consolidation, all of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger or consolidation otherwise constituting a change in control consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded on a national securities exchange or quoted on the Nasdaq National Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock, depositary receipts or other certificates representing common equity interests.

        For purposes of this change in control definition:

  •
  "Person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

  •
  A "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

  •
  "Beneficially own" and "beneficially owned" have meanings correlative to that of beneficial owner;

  •
  "Unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

  •
  "Voting stock" means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

        The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

        We will under the indenture:

  •
  Comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, if applicable;

  •
  File a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

  •
  Otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a change in control.

        This change in control purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the initial purchasers.

        We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

        Certain of our debt agreements may prohibit our redemption or repurchase of the notes and provide that a change in control constitutes an event of default.

        We may not purchase any note at any time when the subordination provisions of the indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the notes when required, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.

        If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the notes tendered by holders. In addition, we may in the future incur debt that has similar change of control provisions that permit holders of this debt to accelerate or require us to repurchase this debt upon the occurrence of events similar to a change in control. Our failure to repurchase the notes upon a change in control will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture.

Events of Default

        Each of the following will constitute an event of default under the indenture:

  (1)
  We fail to pay principal or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture;

  (2)
  We fail to pay any interest (including any additional interest) on any note when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

  (3)
  We fail to perform any other covenant required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture;

  (4)
  We fail to pay the purchase price of any note when due, whether or not prohibited by the subordination provisions of the indenture;

  (5)
  We fail to provide timely notice of a change in control;

  (6)
  Any indebtedness for money borrowed by us or one of our significant subsidiaries in an outstanding principal amount in excess of $25 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, and such default in payment or acceleration is not cured or rescinded, within 30 days after written notice as provided in the indenture; or

  (7)
  Certain events in bankruptcy, insolvency or reorganization of FEI.

        If an event of default, other than an event of default described in clause (7) above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (7) above occurs, the principal amount of the notes will automatically become immediately due and payable. Any payment by us on the notes following any such acceleration will be subject to the subordination provisions described above.

        After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration.

        Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

        No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  •
  The holder has previously given to the trustee written notice of a continuing event of default;

  •
  The holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee;

  •
  The trustee has not complied with the request within 60 days after receipt of the request and the offer of security or indemnity; and

  •
  The holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with the request within the 60-day period.

        These limitations do not apply, however, to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any note on or after the applicable due date or the right to convert the note.

        Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

  •
  We fail to pay principal, premium or interest on any note when due;

  •
  We fail to convert any note into common stock; or

  •
  We fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

        We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not FEI, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

        We and the trustee may amend or supplement the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the note holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

  •
  Change the stated maturity of the principal of, or any interest amounts, if any, on any note;

  •
  Reduce the principal amount of or any premium or interest amounts, if any, on any note;

  •
  Reduce the amount of principal payable upon acceleration of the maturity of any note;

  •
  Change the currency of payment of principal of, or any premium or interest amounts on, any note;

  •
  Impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

  •
  Modify the provisions with respect to the purchase rights of the holders upon described under "—Purchase of Notes at Your Option on Specified Dates" and "—Purchase of Notes at Your Option upon a Change of Control" in a manner adverse to holders;

  •
  Modify the subordination provisions in a manner materially adverse to the holders of notes;

  •
  Adversely affect the right of holders to convert notes other than as provided in the indenture;

  •
  Reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

  •
  Reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  Modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected note holder.

        We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any note holder.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer or lease all or substantially all of our properties and assets as an entirety to any person, unless:

  •
  The resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state of the United States, or the District of Columbia and assumes our obligations on the notes and under the indenture;

  •
  Immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

  •
  Other conditions specified in the indenture are met.

        When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

Registration Rights

        In connection with the initial private placement of the notes, we entered into a registration rights agreement with the initial purchasers. The following discussion summarizes some, but not all, of the provisions of the registration rights agreement. We urge you to read the registration rights agreement, which is filed as an exhibit to the registration statement to which this prospectus relates, for a full description of the registration rights that apply to the notes.

        This prospectus is part of a shelf registration statement under the Securities Act that was filed to register resales of the notes and the shares of common stock into which the notes are convertible. In the registration rights agreement, we agreed to file this shelf registration statement not later than 90 days after June 13, 2003 to register resales of the notes and the shares of common stock into which the notes are convertible. The notes and the shares of common stock issuable upon conversion of the notes are referred to collectively as registrable securities. We are required to use all commercially reasonable efforts to have this registration statement declared effective as promptly as practicable but not later than 180 days after June 13, 2003, and to keep it effective until the earliest of:

  (1)
  Two years from the date we filed this registration statement;

  (2)
  The date when all registrable securities shall have been registered under the Securities Act and disposed of; and

  (3)
  The date on which all registrable securities held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

        We have filed this registration statement to meet our obligations under the registration rights agreement. We are permitted to suspend the use of the prospectus which is a part of this registration statement for a period not to exceed an aggregate of 45 days in any 90-day period or an aggregate of 90 days in any twelve-month period under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events.

        A holder of registrable securities that sells registrable securities pursuant to this registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreements that are applicable to such holder.

        If:

  (1)
  On or prior to the 90th day after the latest date of original issuance of the notes, the registration statement has not been filed with the SEC;

  (2)
  On or prior to the 180th day after the latest date of original issuance of the notes, the registration statement has not been declared effective by the SEC; or

  (3)
  After the registration statement has been declared effective, such registration statement ceases to be effective, or the prospectus contained therein ceases to be usable (subject to certain exceptions) in connection with resales of notes and the shares of common stock issuable upon conversion of the notes, in accordance with and during the periods specified in the registration rights agreement and (A) unless we declare a suspension period to be in effect, we do not cure the registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (B) if applicable, we do not terminate the suspension period described above by the 45th day or 90th day, as the case may be,

(we refer to each such event described above in clauses (1) through (3) as a registration default), interest amounts will accrue on the notes and the underlying shares that are registrable securities, from and including the date on which any such registration default occurs to, but excluding, the date on which the registration default has been cured, at the rate of 0.5% per year for the notes (or an equivalent amount for any shares issued upon conversion of the notes that are registrable securities). We will have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder, our obligations to pay interest amounts remain in effect only so long as the notes and the shares issuable upon the conversion of the notes held by the holder are "registrable securities" within the meaning of the registration rights agreement.

Satisfaction and Discharge

        We may discharge certain of our obligations under the indenture while notes remain outstanding if (1) all outstanding notes have or will become due and payable at their scheduled maturity within one year or (2) all outstanding notes are scheduled for redemption within one year, and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

Transfer and Exchange

        We initially have appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

  •
  Vary or terminate the appointment of the security registrar, paying agent or conversion agent;

  •
  Appoint additional paying agents or conversion agents; or

  •
  Approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

        All notes surrendered for payment, redemption, repurchase, registration of transfer or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

        We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, modification, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

        We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

        The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Concerning the Trustee

        BNY Western Trust Company serves as the trustee under the indenture. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. Under the Trust Indenture Act, however, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, then the trustee must eliminate such conflict or resign.

        The holders of a majority in principal amount of all outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

        We initially issued the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called certificated securities) will be issued only in certain limited circumstances described below.

        DTC has advised us that it is:

  •
  A limited purpose trust company organized under the laws of the State of New York;

  •
  A member of the Federal Reserve System;

  •
  A "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  A "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC (called participants) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the indirect participants) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        Pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC credited, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited were designated by the initial purchasers. Ownership of beneficial interests in the global security are limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security are shown on, and the transfer of those beneficial interests are effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

        Owners of beneficial interests in global securities who desire to convert their interests into our common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, premium, if any, and any interest amounts on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or any interest amounts on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, pursuant to applicable security laws.

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 70,000,000 shares of common stock, no par value, and 500,000 shares of preferred stock, no par value.

Common Stock

        As of August 15, 2003, there were 32,884,821 shares of common stock outstanding.

        Dividends.    Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of common stock are entitled to receive ratably such dividends as may be declared and distributions as may be authorized by the board of directors. Under Oregon law, the board of directors of a corporation may authorize and the corporation may make distributions (including dividends) to shareholders only if after giving effect to the distribution (1) the corporation would be able to pay its debts as they become due in the usual course of business and (2) the corporation's total assets would at least equal the sum of the total liabilities plus, unless the corporation's articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

        Voting.    FEI's articles of incorporation provide that each FEI shareholder has the right to one vote for each share of FEI common stock registered in the shareholder's name on each matter submitted to a shareholder vote. The FEI bylaws specify that, other than the election of directors and except as otherwise provided by the FEI articles of incorporation or by the Oregon Business Corporation Act, all matters to be voted on by FEI shareholders will be approved if the votes cast by shares entitled to vote favoring the action exceed the votes cast opposing the action. Unless otherwise provided in the FEI articles of incorporation, directors are elected by a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present. The Oregon Business Corporation Act provides that articles of incorporation or bylaws may allow cumulative voting for elections of directors of a corporation. Neither FEI's articles of incorporation nor bylaws provide for cumulative voting in the election of directors.

        Preemptive Rights, Conversion and Redemption.    The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

        Liquidation, Dissolution and Winding-up.    Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any preferred stock.

Preferred Stock

        The board of directors is authorized, without action by the shareholders, to designate and issue up to 500,000 shares of preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions on these shares.

        The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock.

        As of August 15, 2003, there were no shares of preferred stock outstanding and we have no current plans to issue any shares of preferred stock.

Registration Rights

        In connection with our issuance of $175,000,000 of 5.5% convertible subordinated notes due August 15, 2008, on August 3, 2001 (the 2001 Notes), we entered into a registration rights agreement, dated August 3, 2001 (the 2001 Registration Rights Agreement), for the benefit of the 2001 Notes and the underlying shares of common stock. On or about November 7, 2001, a registration statement on Form S-3 covering the resale of the 2001 Notes and the underlying shares of common stock was declared effective by the SEC. Under the 2001 Registration Rights Agreement, we are obligated to maintain the effectiveness of this registration statement for a period of two years (or for such longer period if extended pursuant to a suspension of the registration statement as provided by Section 2(h) of the 2001 Registration Rights Agreement) from the date of its effectiveness or such shorter period that will terminate when all the securities covered by the registration statement have been sold pursuant thereto or may be sold pursuant to Rule 144(k) under the Securities Act (or any successor rule thereof). On June 13, 2003, we used approximately $31 million of the proceeds from the notes to repurchase $30 million worth of the 2001 notes.

Oregon Law Protections

        We are subject to the Oregon Control Share Statute. This statute generally provides that a person who acquires voting stock of an Oregon corporation in certain transactions, which results in that person holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation, cannot vote these shares unless the voting rights are restored. The acquiror can statutorily call a special meeting of shareholders to restore these voting rights, which requires the approval of:

  •
  A majority of the outstanding voting shares; and

  •
  The holders of a majority of the outstanding voting shares, excluding the control shares held by the acquiror and shares held by the company's officers and inside directors.

        We are also subject to provisions of the Oregon Business Combination Statute that governs business combinations between corporations and interested shareholders. The statute generally provides that if a person acquires 15% or more of the outstanding voting stock of an Oregon corporation, the corporation and the interested shareholder, or any affiliated entity of the interested shareholder, may not engage in certain business combination transactions for three years following the date the person acquired the shares.

        These restrictions do not apply if:

  •
  The acquiring shareholder owns at least 85% of the outstanding voting stock of the corporation after the transaction;

  •
  Prior to the transaction, the disinterested members of the board of directors approve the transaction that results in the shareholder owning at least 15% or more of the corporation's voting stock; or

  •
  The board of directors and 66.67% of the disinterested voting stock subsequently approve the transaction in which the interested shareholder acquires at least 15% of the corporation's voting stock.

Articles of Incorporation and Bylaws

        Our articles of incorporation and bylaws contain provisions that may prevent or discourage a third-party from acquiring us, even if the acquisition would be beneficial to our shareholders. Under our articles of incorporation, the board of directors has the power to authorize the issuance of up to 500,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the shareholders.

        Under our bylaws, a shareholder nomination for members of our board of directors or other business proposed by a shareholder must be delivered to us within specific time frames established by our bylaws, and cumulative voting in the election of directors is not allowed.

        These provisions may deter a hostile takeover or delay a change in control or management of FEI.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

Nasdaq National Market Listing

        Our common stock is quoted on The Nasdaq National Market under the symbol FEIC.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following section is a general discussion of certain U.S. federal income tax considerations relevant to holders of the notes and shares into which the notes may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended (the Code), Treasury Regulations, Internal Revenue Service (IRS) rulings and judicial decisions now in effect, all of which are subject to change (possibly, with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding the notes or shares. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or a holder whose functional currency is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations, and persons holding notes or shares as part of a hedging or conversion transaction or straddle or persons deemed to sell notes or shares under the constructive sale provisions of the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law as applicable to the holders of the notes or shares into which the notes may be converted. In addition, this discussion is limited to initial purchasers of the notes who acquire the notes at their original issue price within the meaning of Section 1273 of the Code, and who will hold the notes and shares as "capital assets" within the meaning of Section 1221 of the Code (generally, for investment). This summary also assumes that the IRS will respect the classification of the notes as indebtedness for U.S. federal income tax purposes.

        All prospective purchasers of the notes are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes and shares in their particular situations.

U.S. Holders

        As used in this section, the term "U.S. Holder" means a beneficial holder of a note or shares that for U.S. federal income tax purposes is (i) a citizen or resident (as defined in Section 7701 (b) of the Code) of the United States (unless such person is not treated as a resident of the United States under an applicable income tax treaty), (ii) a corporation, or an entity treated as a corporation, created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source and (iv) in general, a trust subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code. A "Non-U.S. Holder" is any holder of a note or shares other than a U.S. Holder or a foreign or domestic partnership.

        If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the notes or shares into which the notes may be converted, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is attributed to its owners. A holder of the notes or shares into which the notes may be converted that is a partnership, and partners in such partnership, should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes or shares into which the notes may be converted.

  Interest

        The notes will not bear interest. If we do not comply with our obligations under the registration rights agreement by the date 120 days after June 13, 2003, however, we may have to pay interest in the manner described in "Description of the Notes—Registration Rights." Because of the possibility of the payment of such interest, the notes could be subject to special rules that apply to debt instruments that provide for contingent payments (contingent debt instruments). These rules generally require a holder to accrue interest income at a rate higher than the stated interest rate on a note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or retirement of a note before the resolution of the contingencies. We believe that the possibility of the payment of such interest is remote and, accordingly, pursuant to an exception provided by the special rules applicable to contingent debt instruments, the notes should not be treated as contingent debt instruments. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent debt instruments or as having original issue discount. Our position in this regard is binding on each U.S. Holder (but not the IRS) unless such U.S. Holder discloses a contrary position on a statement attached to its timely filed U.S. federal income tax return for the taxable year in which the note is acquired. If the notes were treated as contingent debt instruments, the consequences described above would apply. In the event that we pay interest, the holders would be required to recognize income that generally would be included in a U.S. Holder's gross income as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder's regular method of accounting.

  Conversion of Notes Into Shares of Common Stock

        Except as described in the next paragraph, a U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into shares of common stock except with respect to cash received in lieu of a fractional share. Cash received in lieu of a fractional share should generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share. The adjusted basis of shares received on conversion will equal the adjusted basis of the note converted (reduced by the portion of adjusted basis allocated to any fractional share exchanged for cash). The holding period of such shares received on conversion will generally include the period during which the converted notes were held prior to conversion.

        In the event that a U.S. Holder surrenders a note for conversion, we may elect to deliver cash instead of our shares as described above under "Description of the Notes—Conversion of Notes—General."

        The conversion price of the notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a constructive distribution, resulting in a taxable dividend (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits, if, and to the extent that certain adjustments in the conversion price, which may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of common stock), increase the proportionate interest of a holder of notes in the fully diluted capital stock, whether or not such holder ever exercises its conversion privilege. Therefore, U.S. Holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding capital stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the capital stock generally will be treated as a distribution to such holders, taxable as a dividend (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive dividend distribution.

  Sale, Exchange, Redemption or Retirement of the Notes

        Each U.S. Holder generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received and (ii) such holder's adjusted tax basis in the notes. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such holder less any principal payments received by such holder. Any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a note should be capital gain or loss and will generally be long-term capital gain or loss if the note has been held for more than one year at the time of the sale or exchange. Generally, long-term capital gain for non-corporate taxpayers (including individuals) is eligible for a reduced rate of taxation. Capital gain that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to certain limitations.

  The Shares

        Distributions (including constructive distributions), if any, made with respect to the shares that a U.S. Holder receives upon conversion of a note generally will constitute taxable dividends to the extent made from our current and/or accumulated earnings and profits, as determined under U.S federal income tax principles. Any distribution in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital, which will reduce the U.S. Holder's adjusted tax basis in the shares (but not below zero). To the extent such a distribution exceeds the U.S. Holder's adjusted tax basis in the shares, the distribution will be taxable as capital gain. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction. For taxable years beginning after December 31, 2002 and before January 1, 2009, subject to certain exceptions, dividends received by non-corporate shareholders (including individuals) from domestic corporations generally are taxed at the same preferential rates that apply to long-term capital gain.

        Gain or loss realized on the sale or exchange of shares will equal the difference between the amount realized on such sale or exchange and the U.S. Holder's adjusted tax basis in such shares. Such gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held the shares for more than one year. Generally, long-term capital gain of non-corporate shareholders (including individuals) is eligible for a reduced rate of taxation. Capital gain that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

        The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

        For purposes of withholding tax on dividends discussed below, a Non-U.S. Holder includes a nonresident fiduciary of an estate or trust. For purposes of the following discussion, interest, dividends and gain on the sale, exchange or other disposition of a note or shares will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business and (ii) in the case of a Non-U.S. Holder eligible for the benefits of an applicable U.S. bilateral income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

  Dividends

        In general, dividends paid to a Non-U.S. Holder of shares will be subject to withholding of U.S. federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are U.S. trade or business income generally are subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. Holder, and are not generally subject to the 30% withholding tax or treaty-reduced rate if the Non-U.S. Holder files a properly executed Form W-8ECI (or appropriate substitute form), as applicable with the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty. A Non-U.S. Holder of shares who wishes to claim the benefit of an applicable treaty rate for dividends must provide a properly executed IRS Form W-8BEN (or appropriate substitute form), as applicable. In addition, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided for payments through qualified intermediaries. A Non-U.S. Holder of shares that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

  Conversion

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of notes into shares of common stock. However, cash received to the extent we elect to deliver cash instead of shares or cash received in lieu of a fractional share will be subject to the rules described below under "Non-U.S. Holders—Sales, Exchange, Redemption or Retirement of Notes or Shares."

  Sales, Exchange, Redemption or Retirement of Notes or Shares

        Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange, redemption or retirement of a note or shares generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note or shares as capital assets and is present in the United States for 183 days or more in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States), or (iv) we are a United States real property holding corporation within the meaning of Section 897 of the Code. We do not believe that we are currently a "United States real property holding corporation" within the meaning of Section 897 of the Code, or that we will become one in the future.

Backup Withholding and Information Reporting

        The Code and the Treasury Regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The backup withholding tax rate is currently 28 percent. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

        Payments of dividends to individual U.S. Holders of shares will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with certain certification procedures.

        The information reporting and backup withholding rules do not apply to payments that are subject to the 30 percent withholding tax on dividends paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments to Non-U.S. Holders of dividends on the shares will generally not be subject to information reporting or backup withholding. To avoid backup withholding, a Non-U.S. Holder will have to certify its nonresident status. Some of the common means of doing so are described under "Non-U.S. Holders—Dividends."

        Payments made to U.S. Holders by a broker upon a sale of notes or shares will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

        Payments made to Non-U.S. Holders by a broker upon a sale of notes or shares will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

        Any amounts withheld from a payment to a holder of notes or shares under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

        The preceding discussion of certain United States federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax adviser as to particular tax consequences to it of purchasing, holding and disposing of the notes or shares, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

SELLING SECURITYHOLDERS

        We originally issued the notes in a private placement in June 2003. Selling securityholders may offer and sell the notes and the underlying common stock pursuant to this prospectus. We received gross proceeds of $150 million and net proceeds of $144.9 million from this transaction, after deducting the initial purchasers' discounts, commissions and estimated expenses of the offering.

        The following table contains information as of September 30, 2003 with respect to the selling securityholders and the principal amount of notes and the underlying shares of common stock beneficially owned by each selling securityholder that may be offered using this prospectus. We calculated the percentage of common stock outstanding for each securityholder pursuant to Rule 13d-3(d)(i) of the Exchange Act using 32,884,821 shares of common stock outstanding as of August 15, 2003 and the number of shares of common stock issuable upon conversion of only that particular securityholder's notes and not any other securityholder's notes.

Name	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold($)	Percentage of Notes Outstanding (%)	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding (%)
Alexandra Global Master Fund, Ltd.	5,000,000	3.3	184,284	*
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	2,300,000	1.5	84,770	*
Argent Classic Convertible Arbitrage Fund, LP	1,100,000	*	40,542	*
Barclays Global Investors Diversified Alpha Plus Funds c/o Forest Investment Management LLC	184,000	*	6,781	*
BNP Paribas Equity Strategies, SNC	440,000	*	16,217	*
CNH CA Master Account, L.P.	2,000,000	1.3	73,713	*
CooperNeff Convertible Strategies (Cayman) Master Fund L.P.	409,000	*	15,074	*
Credit Suisse First Boston Europe Limited	30,000,000	20.0	1,105,705	3.4
Credit Suisse First Boston LLC	24,750,000	16.5	912,206	2.8
DBAG London	12,500,000	6.3	350,140	1.1
Dodeca Fund, L.P.	1,000,000	*	36,856	*
Forest Fulcrum Fund LP	660,000	*	24,325	*
Forest Global Convertible Fund, Ltd., Class A-5	1,806,000	1.2	66,563	*
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	470,000	*	17,322	*
GLG Market Neutral Fund	7,000,000	4.7	257,997	*
Hamilton Multi-Strategy Master Fund, LP	5,000,000	3.3	184,284	*
HFR TQA Master Trust c/o TQA Investors, LLC	167,000	*	6,155	*
KBC Financial Products USA Inc.	1,000,000	*	36,856	*
LDG Limited	245,000	*	9,029	*
LLT Limited	174,000	*	6,413	*
Lyxor/Forest Fund Limited c/o Forest Investment Management, LLC	1,046,000	*	38,552	*
Relay 11 Holdings Co. c/o Forest Investment Management LLC	123,000	*	4,533	*

Silverback Master Ltd.	4,000,000	2.7	147,427	*
Singlehedge US Convertible Arbitrage Fund	84,000	*	3,095	*
Sphinx Convertible Arbitrage SPC c/o Forest Investment Management LLC	62,000	*	2,285	*
Sphinx Fund c/o TQA Investors, LLC	46,000	*	1,695	*
Sturgeon Limited	63,000	*	2,321	*
Sunrise Partners Limited Partnership	2,000,000	1.3	73,713	*
The Drake Offshore Master Fund, Ltd.	11,000,000	7.3	405,425	1.2
TQA Master Fund, Ltd.	2,297,000	1.5	84,660	*
TQA Master Plus Fund, Ltd.	1,793,000	1.2	66,084	*
UBS AC London	15,000,000	10.0	552,852	1.7
Univest Convertible Arbitrage Fund Ltd. c/o Forest Investment Management LLC	92,000	*	3,390	*
Wachovia Securities International Ltd.	5,500,000	3.67	202,712	*
Xavex Convertible Arbitrage 4 Fund c/o Forest Investment Management LLC	97,000	*	3,575	*
Xavex Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	167,000	*	6,155	*
Xavex Convertible Arbitrage 10 Fund	100,000	*	3,685	*
Zurich Institutional Benchmarks Master Fund, Ltd. c/o Forest Investment Management LLC	286,000	*	10,541	*
Zurich Institutional Benchmarks Master Fund, Ltd. c/o TQA Investors, LLC	285,000	*	10,504	*
Any other holder of Notes or future transferee, pledgee, donee or successor of any holder(2)(3)

*
Less than 1%.

(1)
Assumes conversion of all of the holder's notes at the initial conversion price of $27.132 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes—Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Information about other selling security holders will be set forth in prospectus supplements, if required.

(3)
Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

        We prepared this table based on information supplied to us by the selling securityholders named in the table.

        The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change from over time. Any changed information will be set forth in prospectus supplements.

        Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See the section titled "Plan of Distribution."

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the sale of the notes or the common stock issued upon conversion of the notes offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

  •
  directly by the selling securityholders;

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

        The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters" within the meaning of the Securities Act. As a result, any profits on the sale of the notes and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

        The notes and the underlying common stock may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

  •
  through the writing of options.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the notes and the underlying common stock, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge the notes and the underlying common stock to broker-dealers who in turn may sell the notes and the underlying common stock.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may decide not to sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus. Lastly, any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.

        Our common stock is listed on The Nasdaq National Market under the symbol FEIC. We do not intend to apply for the listing of the notes on any securities exchange or for quotation through The Nasdaq National Market. Accordingly, we cannot assure that the notes will be liquid or that any trading for the notes will develop.

        The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This restriction may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

        Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders are indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or are entitled to contribution in connection with these liabilities.

        We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

        The consolidated financial statements of FEI Company incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the implementation of Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, and the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC) under the Securities Exchange Act of 1934, as amended (the Exchange Act). You may read and copy this information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements, and other information regarding issuers that file electronically with the SEC. In addition, you can inspect reports, proxy statements and other information about us at the offices of The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

        We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any such information superseded by information contained in later-filed documents or directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about us and our financial condition.

FEI Company SEC Filings (File No. 0-22780)	Period
Annual Report on Form 10-K, including the information incorporated by reference from our definitive proxy statement relating to our 2003 annual meeting of shareholders	Year ended December 31, 2002
Quarterly Reports on Form 10-Q	Thirteen weeks ended March 30, 2003 and June 29, 2003
Current Report on Form 8-K	Filed on January 9, 2003
Description of our common stock as set forth in our Registration Statement on Form 8-A	Filed on May 18, 1995

        All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 (to the extent incorporated by reference by our Annual Report on Form 10-K) or 15(d) of the Exchange Act prior to the termination of the resale of the notes or the common stock issuable upon conversion of the notes under this document also shall be deemed to be incorporated in this prospectus by reference; provided, however, that we do not incorporate any information from any future filed documents furnished under either Item 9 or Item 12 of any Current Report on Form 8-K.

        You may request copies of these documents incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

        FEI Company
        5350 NE Dawson Creek Drive
        Hillsboro, Oregon 97124-5793
        (503) 726-7500
        Attn: Bradley J. Thies, General Counsel and Secretary

        Exhibits to the filings will not be sent, however, unless those exhibits specifically are incorporated by reference in this document. These filings also are available free of charge through our Internet web site, at http://www.feicompany.com.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the expenses, other than any underwriting discount and commissions, in connection with the issuance and distribution of the securities being registered. All amounts indicated are estimates (other than the registration fee):

Registration fee	$13,781
Accounting fees and expenses	120,000
Trustee's fees and expenses	20,000
Legal fees and expenses of the registrant	400,000
Printing and related expenses	100,000
Miscellaneous	46,219

Total	$700,000

Item 15. Indemnification of Directors and Officers

        Our articles and bylaws provide that we will indemnify to the fullest extent not prohibited by law any current or former officer or director. The Oregon Business Corporation Act (OBCA) permits corporations to indemnify directors in certain circumstances, prohibits corporations from indemnifying directors in other circumstances and requires corporations to indemnify officers and directors in yet other circumstances.

        Section 60.391 of the OBCA permits corporations to indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

  a)
  The conduct of the individual was in good faith;

  b)
  The individual reasonably believed that the individual's conduct was in the best interests of the corporation, or at least not opposed to its best interests; and

  c)
  In the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful.

A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of (b) above. Furthermore, the termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described herein. Indemnification permitted under Section 60.397 of the OBCA in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

        Section 60.397 of the OBCA prohibits corporations from indemnifying a director:

  a)
  In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

  b)
  In connection with any other proceeding charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

        Section 60.394 of the OBCA requires corporations to indemnify an officer or director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the officer or director was a party because of being an officer or director of the corporation against reasonable expenses incurred by the officer or director in connection with the proceeding.

        Because the limits of permissible indemnification under the OBCA are not clearly defined, our articles and bylaws may provide for broader indemnification than that described in the OBCA. Our articles and bylaws provide that we shall indemnify to the fullest extent not prohibited by law any current or former officer or director who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was acting as a director, officer or agent of the corporation or as a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. Our bylaws also provide that, at the written request of the director of officer, we may pay in advance the expenses incurred by such director or officer in any proceeding, if the director or officer:

  a)
  Furnishes the corporation a written affirmation of such person's good faith belief that such person is entitled to be indemnified by the corporation; and

  b)
  Furnishes the corporation a written undertaking to repay such advance to the extent that it is ultimately determined by a court that such person is not entitled to be indemnified by the corporation.

Such advances shall be made without regard to the person's ability to repay such expenses and without regard to whether the person ultimately is entitled to indemnification under our bylaws or otherwise.

        We also maintain insurance for the protection of our directors and officers against any liability asserted against such individuals in their official capacities. The rights of indemnification described in our articles and bylaws are not exclusive of any other rights of indemnification to which the a director or officer may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise and as to action in another capacity while holding such office.

Item 16. Exhibits

        The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number		Exhibit Title
3.1		Second Amended and Restated Articles of Incorporation, as amended.(1)
3.1	(a)	Articles of Amendment, filed with the Secretary of State of the State of Oregon on June 10, 2003.(2)
3.1	(b)	Articles of Amendment, filed with the Secretary of State of the State of Oregon on August 18, 2003.(3)
3.2		Restated Bylaws.(4)
4.6		Indenture, dated as of June 13, 2003, between FEI and BNY Western Trust Company, a California state chartered banking corporation.(3)
4.7		Form of Note (included in Exhibit 4.6).
4.8		Registration Rights Agreement, dated as of June 13, 2003, between FEI and the initial purchasers named therein.(3)
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.(3)
12.1		Computation of Ratio of Earnings to Fixed Charges.(3)
23.1		Consent of Deloitte & Touche LLP, independent auditors.(3)
23.2		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1		Power of Attorney of certain officers and directors of FEI Company (see page II-5 of initial filing of this Form S-3).(3)
25.1		Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.(3)

(1)
Incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

(2)
Incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the 13 weeks ended June 29, 2003.

(3)
Previously filed on September 9, 2003.

(4)
Incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the 13 weeks ended March 30, 2003.

Item 17. Undertakings

        1.     The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

    Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

          (2)   That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2.     The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on September 30, 2003.

FEI COMPANY
By:	/s/ VAHÉ A. SARKISSIAN Vahé A. Sarkissian Chief Executive Officer, President and Chairman of the Board of Directors

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

* Vahé A. Sarkissian	Chief Executive Officer, President and Chairman of the Board of Directors (principal executive officer)	September 30, 2003
* Stephen F. Loughlin	Vice President of Corporate Finance, acting Chief Financial Officer and Controller (principal financial officer and controller or principal accounting officer)	September 30, 2003
* Michael J. Attardo	Director	September 30, 2003
Wilfred J. Corrigan	Director
William E. Curran	Director
Thomas F. Kelly	Director
* William W. Lattin	Director	September 30, 2003
* Jan C. Lobbezoo	Director	September 30, 2003

* Gerhard H. Parker	Director	September 30, 2003
* James T. Richardson	Director	September 30, 2003
* Donald R. VanLuvanee	Director	September 30, 2003
*By: /s/ BRADLEY J. THIES Bradley J. Thies (Attorney-in-Fact)

EXHIBIT INDEX

Exhibit Number		Exhibit Title
3.1		Second Amended and Restated Articles of Incorporation, as amended.(1)
3.1	(a)	Articles of Amendment, filed with the Secretary of State of the State of Oregon on June 10, 2003.(2)
3.1	(b)	Articles of Amendment, filed with the Secretary of State of the State of Oregon on August 18, 2003.(3)
3.2		Restated Bylaws.(4)
4.6		Indenture, dated as of June 13, 2003, between FEI and BNY Western Trust Company, a California state chartered banking corporation.(3)
4.7		Form of Note (included in Exhibit 4.6).
4.8		Registration Rights Agreement, dated as of June 13, 2003, between FEI and the initial purchasers named therein.(3)
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.(3)
12.1		Computation of Ratio of Earnings to Fixed Charges.(3)
23.1		Consent of Deloitte & Touche LLP, independent auditors.(3)
23.2		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1		Power of Attorney of certain officers and directors of FEI Company (see page II-5 of initial filing of this Form S-3).(3)
25.1		Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.(3)

(1)
Incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

(2)
Incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the 13 weeks ended June 29, 2003.

(3)
Previously filed on September 9, 2003.

(4)
Incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the 13 weeks ended March 30, 2003.

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TABLE OF CONTENTS
SUMMARY
THE OFFERING
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX